                                 ENDOCARE, INC.

                         COMMON STOCK PURCHASE AGREEMENT

                                 April 15, 1998

                                TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
        1.     Purchase and Sale of Stock..................................................  1
               1.1    Closings.............................................................  1

        2.     Representations and Warranties of the Company...............................  1
               2.1    Organization, Good Standing and Qualification........................  1
               2.2    Authorization........................................................  1
               2.3    Valid Issuance of Common Stock.......................................  2
               2.4    Governmental Consents................................................  2
               2.5    Compliance with Instruments and Law..................................  2
               2.6    SEC Documents; Financial Statements..................................  2
               2.7    Absence of Certain Developments......................................  3
               2.8    Intellectual Property................................................  3
               2.9    Capitalization.......................................................  3
               2.10   Litigation...........................................................  4

        3.     Representations and Warranties of Investor..................................  4
               3.1    Authorization........................................................  4
               3.2    Purchase Entirely for Own Account....................................  4
               3.3    Disclosure of Information............................................  4
               3.4    Investment Experience................................................  4
               3.5    Accredited Investor..................................................  4
               3.6    Restricted Securities................................................  4
               3.7    Legend...............................................................  5
               3.8    Risk Factors.........................................................  5

        4.     Conditions of Investor's Obligations at Closing.............................  5
               4.1    Representations and Warranties.......................................  5
               4.2    Performance..........................................................  5
               4.3    Qualifications.......................................................  5
               4.4    Proceedings and Documents............................................  5

        5.     Conditions of the Company's Obligations at Closing..........................  6
               5.1    Representations and Warranties.......................................  6
               5.2    Payment of Purchase Price............................................  6
               5.3    Qualifications.......................................................  6

        6.     Affirmative Covenants of the Company........................................  6
               6.1    Financial Information................................................  6
               6.2    Registration Requirements............................................  6
               6.3    Indemnification and Contribution.....................................  8

        7.     Miscellaneous............................................................... 10
               7.1    Survival of Warranties............................................... 10



                                             i.

               7.2    Successors and Assigns............................................... 11
               7.3    Governing Law........................................................ 11
               7.4    Counterparts......................................................... 11
               7.5    Titles and Subtitles................................................. 11
               7.6    Notices.............................................................. 11
               7.7    Expenses; Attorneys' Fees............................................ 11
               7.8    Amendments and Waivers............................................... 11
               7.9    Severability......................................................... 11
               7.10   Entire Agreement..................................................... 11

EXHIBIT A - RISK FACTORS



                                       ii.

                         COMMON STOCK PURCHASE AGREEMENT


               THIS COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 15th day of April 1998 by and between ENDOcare, Inc., a Delaware corporation (the "Company"), and The Kaufmann Fund, Inc. ("Investor").

               THE PARTIES HEREBY AGREE AS FOLLOWS:

               1. Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, Investor agrees to purchase, and the Company agrees to sell and issue to Investor, 1,000,000 shares of the Company's Common Stock (the "Shares") at a price of $3.50 per share.

               1.1 Closings. The purchase and sale of 750,000 of the Shares shall take place on April 15, 1998, and the purchase and sale of the remaining 250,000 of the Shares shall take place on the same day that Pequot Private Equity Fund, L.P. and Pequot Offshore Private Equity Fund, Inc. (collectively, "Pequot") purchase the number of newly issued shares of Common Stock of the Company they are required to purchase pursuant to the Common Stock Purchase Agreement dated on or around the date hereof between the Company and Pequot, such that, after giving effect to Pequot's purchase, Investor's purchase of the 250,000 Shares will not cause Investor to own more than 25% of the outstanding Common Stock of the Company. The purchase and sale of the initial 750,000 Shares and the purchase and sale of the remaining 250,000 Shares is each referred to as a "Closing." At each Closing the Company shall deliver to Investor a certificate representing the Shares purchased against payment of the purchase price therefor by wire transfer.

               2. Representations and Warranties of the Company. The Company hereby represents and warrants to Investor that:

               2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

               2.2 Authorization. The Company has the corporate power and authority to execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby and to issue, sell, and deliver to Investor the Shares pursuant to the terms of this Agreement. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Common Stock being sold hereunder has been taken or will be taken prior to the Closing, and this Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws



                                       1.

relating to the availability of specific performance, injunctive relief, or other equitable remedies and (c) as to those provisions of Section 6.3 relating to indemnity or contribution.

               2.3 Valid Issuance of Common Stock. The Shares being purchased by Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws. The issuance and delivery of the Shares is not subject to preemptive, co-sale, right of first refusal or any other similar rights of the stockholders of the Company or any liens or encumbrances created by the Company. The Company has not granted any registration rights with respect to its securities other than the registration rights set forth (i) herein, (ii) in two Common Stock Purchase Agreements (the "Other Purchase Agreements") dated on or about the date hereof, one between the Company and Technology Funding, Inc. and the other, between the Company and Pequot for the purchase of approximately 142,857 and 857,142 shares of Common Stock, respectively, and (iii) in the Common Stock Purchase Agreement dated January 21, 1997 among the Company and the purchasers named therein (the "January 1997 Agreement"). The Company's Common Stock is quoted on the Nasdaq Small Cap Market.

               2.4 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for the filing of a Form D and any other filings required be made under the laws of the state in which the Investor resides, which will be made as required by such laws and the filing of a registration statement and all amendments thereto with the SEC as contemplated by this Agreement.

               2.5 Compliance with Instruments and Law. To the best of the Company's knowledge, the Company is not in violation or default in any material respect of any provision of its Certificate of Incorporation as currently in effect and as amended or restated through the date hereof, or its Bylaws, or in any material respect of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound, or of any provision of any federal or state statute, rule or regulation applicable to the Company. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or its assets or properties.

               2.6 SEC Documents; Financial Statements. The Company has filed each statement, annual, quarterly and other report, registration statement and definitive proxy statement with the U.S. Securities and Exchange Commission ("SEC") that the Company has been required to file since January 1, 1996 ("SEC Documents"). As of their respective filing dates, none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact



                                       2.

required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC) and fairly present the financial position of the Company at the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments). There has been no change in the Company's accounting policies except as may be described in the notes to the Financial Statements. Except as disclosed in the SEC Documents filed through the date hereof, the Company has not incurred any liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that, individually or in the aggregate, would have a material adverse effect on the assets, liabilities, business, financial condition, results of operations or prospects of the Company other than liabilities under or contemplated by this Agreement.

               2.7 Absence of Certain Developments. Since December 31, 1997, there has been no (a) material adverse change in the condition, financial or otherwise, of the Company or of the Company's assets, liabilities, properties, business or operations, (b) declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company, or (c) loss, destruction or damage to any property of the Company, whether or not insured, which has or may have a material adverse effect on the Company.

               2.8 Intellectual Property. Except as set forth in the SEC Documents, the Company owns or possesses adequate rights to use all material patents, patent rights, inventions, trade secrets and know-how described or referred to in the SEC Documents as owned or used by it or that are necessary in all material respects for the conduct of its business as presently conducted as described in the SEC Documents. Except as set forth in the SEC Documents, the Company has not received any notice of, nor has any knowledge of, any infringement of or conflict with asserted rights of others with respect to any patent, patent right, invention, trade secret or know-how that, individually or in the aggregate, if the subject of an unfavorable decision ruling or finding, would have a material adverse effect on the business, properties, financial condition or results or operations of the Company.

               2.9 Capitalization. All of the Company's outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all Federal and state securities laws, and were not issued in violation of or subject to any preemptive right or other rights to subscribe for or purchase securities. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock of which 8,386,167 shares are outstanding as of the date hereof. Except as set forth in the Other Purchase Agreements and the SEC Documents, there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell shares of the Company's capital stock or any such options, rights, convertible securities or obligations.



                                       3.

               2.10 Litigation. Except as set forth in the SEC Documents, there is no pending or, to the Company's knowledge, threatened action, suit or other proceeding before any court, governmental body or authority, or arbitration to which the Company is a party or to which its property or assets are subject, which, if it resulted in an unfavorable decision ruling or finding, would have a material adverse effect on the business, properties, financial condition or results or operations of the Company.

               3. Representations and Warranties of Investor. Investor hereby represents and warrants that:

               3.1 Authorization. Investor has full power and authority to enter into this Agreement and such agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies and (c) as to those provisions of Section
6.3 relating to indemnity or contribution.

               3.2 Purchase Entirely for Own Account. This Agreement is made with Investor in reliance upon Investor's representation to the Company, which by Investor's execution of this Agreement Investor hereby confirms, that the Shares to be received by Investor will be acquired for investment for Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Investor further represents that Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

               3.3 Disclosure of Information. Investor has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties, prospects and financial condition of the Company.

               3.4 Investment Experience. Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. Investor also represents it has not been organized for the purpose of acquiring the Shares.

               3.5 Accredited Investor. Investor and each of its partners are "accredited investors" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

               3.6 Restricted Securities. Investor understands that the Shares it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under



                                       4.

such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. In this connection, Investor represents that it is familiar with Rule 144 promulgated under the Securities Act ("Rule 144"), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

               3.7 Legend. It is understood that the certificates evidencing the Shares may bear the following legend:

               "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

               3.8 Risk Factors. Investor understands that its purchase of the Shares involves a high degree of risk and that the Company has given no assurance, or made any representation or warranty, as to the future value of the Shares or future performance of the Company. Some of the risks inherent in an investment in the Shares are set forth in Exhibit A hereto, which Investor acknowledges it has read and understands.

               4. Conditions of Investor's Obligations at Closing. The obligations of Investor under Section 1 of this Agreement are subject to the fulfillment on or before each Closing of each of the following conditions, the waiver of which shall not be effective against Investor unless consented in writing thereto:

               4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

               4.2 Performance. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

               4.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

               4.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Investor's special counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.



                                       5.

               5. Conditions of the Company's Obligations at Closing. The obligations of the Company to Investor under this Agreement are subject to the fulfillment on or before each Closing of each of the following conditions by
Investor:

               5.1 Representations and Warranties. The representations and warranties of Investor contained in Section 3 shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

               5.2 Payment of Purchase Price. Investor shall have delivered the purchase price specified in Section 1.

               5.3 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall be duly obtained and effective as of the Closing.

               6. Affirmative Covenants of the Company. The Company hereby covenants and agrees as follows:

               6.1 Financial Information. The Company will mail the following reports to Investor until Investor transfers, assigns or sells more than fifty percent (50%) of the Shares purchased by it pursuant to this Agreement;

                      (a) Within one hundred (100) days after the end of each fiscal year, a copy of its Annual Report on Form 10-K; and

                      (b) Within fifty-five (55) days after the end of the first, second and third quarterly accounting periods of each fiscal year of the Company, a copy of its Quarterly Report on Form 10-Q.

               6.2    Registration Requirements.

                      (a) The Company shall use its best efforts to prepare and file a Registration Statement (the "Registration Statement") with the SEC under the Securities Act to register the resale by Investor of the Shares and, if requested by Investor, any other shares of Common Stock of the Company held by Investor as of the date hereof that are not already covered by a registration statement (collectively, the "Registrable Shares") within twenty-one (21) business days of the Closing. The Company acknowledges that it has received all information from Investor necessary to register such shares. Investor agrees to furnish promptly to the Company in writing all information required from time to time to be disclosed in order to make the information previously furnished to the Company by Investor not misleading.

                      (b) The Company shall pay all Registration Expenses (as defined below) in connection with any registration, qualification or compliance hereunder, and Investor shall pay all Selling Expenses (as defined below) and other expenses that are not Registration Expenses



                                       6.

relating to the Shares to be resold by Investor. "Registration Expenses" shall mean all expenses, except for Selling Expenses, incurred by the Company in complying with the registration provisions set forth herein, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required in connection with any such registration. Selling Expenses shall mean selling commissions, underwriting fees and stock transfer taxes applicable to the Registrable Shares and all fees and disbursements of counsel for Investor.

                      (c) In the case of the registration effected by the Company pursuant to these registration provisions, the Company will use its best efforts to: (i) keep such registration effective until the earlier of (A) such date as all of the Registrable Shares have been resold or (B) such time as all of the Registrable Shares held by Investor can be sold within a given three
(3)-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144; (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by the Registration Statement; (iii) furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as Investor from time to time may reasonably request; (iv) cause all Registrable Shares registered as described herein to be listed on each securities exchange and quoted on each quotation service on which similar securities issued by the Company are then listed or quoted; (v) provide a transfer agent and registrar for all Shares registered pursuant to the Registration Statement and a CUSIP number for all such Shares;
(vi) otherwise use its best efforts promptly to comply with all applicable rules and regulations of the SEC; (vii) file the documents required of the Company and otherwise use its best efforts promptly to obtain, if applicable, and maintain requisite blue sky clearance in (A) all jurisdictions in which any of the Registrable Shares are originally sold and (B) all other states specified in writing by Investor, provided as to clause (B), however, that the Company shall not be required to qualify to do business or consent to service of process in any state in which it is not now so qualified or has not so consented; (viii) enter into an underwriting agreement having customary terms and conditions if requested by Investor in connection with the sale of the Shares; (ix) cooperate in a normal "due diligence" investigation by Investor or by underwriters acting on behalf of Investor in connection with the sale of the Registrable Shares; (x) with respect to the initial filing of the Registration Statement, as of the date of declaration of effectiveness, each post effective amendment thereto or any underwritten offering thereunder, obtain opinions of counsel to the Company as provided in an underwriting agreement applicable to the sale of the Shares or if there is no underwriters, in the form of Exhibit D the January 1997 Agreement; and (xi), in the case of an underwritten offering under the Registration Statement only, obtain a "cold comfort" letter from the Company's independent certified public accountants, addressed to Investor and, if applicable, an underwriter. The Company shall use its best efforts to qualify for use of Form S-3 under the Securities Act to register the resale of the Registrable Shares and to maintain such qualification during the periods described in clause (i) above. The Company hereby agrees that, notwithstanding any provisions to the contrary in the January 1997 Agreement, it will use its best efforts to keep the Registration Statement on Form S-3 filed previously to register for resale the shares of Common Stock of the Company acquired by Investor pursuant to such purchase agreement (the "Prior Shares") effective until the earlier of



                                       7.

(i) the date all of the Prior Shares have been sold or (ii) such time as all of the Prior Shares held by Investor can be sold within a given three (3)-month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144.

                      (d) With a view to making available to Investor the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit Investor to sell Shares to the public without registration or pursuant to registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until such date as all of the Registrable Shares shall have been resold;
(ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and (iii) furnish to Investor upon request, as long as Investor owns any Registrable Shares, (A) a written statement by the Company that it has complied with the reporting requirements of the Exchange Act, (B) a copy of the most recent annual or quarterly report of the Company, and (C) such other information as may be reasonably requested in order to avail Investor of any rule or regulation of the SEC that permits the selling of any such Registrable Shares without registration.

                      (e) At any time the Company may refuse to permit Investor to resell any Registrable Shares pursuant to the Registration Statement; provided, however, that in order to exercise this right at any time, the Company must deliver a certificate in writing to Investor to the effect that suspension of the sale of shares under the Registration Statement, until such time as the Company can make an appropriate filing with the SEC, is necessary because a sale pursuant to the Registration Statement, in its then-current form, could constitute a violation of the Federal securities laws. In such an event, the Company shall use its best efforts to amend the Registration Statement if necessary and take all other actions necessary to allow such sale under the Federal securities laws, and shall notify Investor promptly after it has determined that such sale has become permissible under the Federal securities laws. Notwithstanding the foregoing, the Company shall not under any circumstances be entitled to exercise its right to suspend sales under the Registration Statement more than two (2) times in any twelve (12)-month period, and the period during which the Registration Statement may be withdrawn shall not exceed thirty (30) days; provided, however, that if the Company is required to amend the Registration Statement and the Company does not qualify for Form S-3, the period during which the Registration Statement may be withdrawn shall be increased by fifty (50) days if upon filing such amendment the SEC advised the Company that it intends to review the amendment. Investor hereby covenants and agrees that it will not sell any Shares pursuant to the Registration Statement during the periods the Registration Statement is suspended or withdrawn as set forth in this Section.

               6.3    Indemnification and Contribution.

                      (a) The Company agrees to indemnify and hold harmless Investor from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which Investor may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement, on the effective date thereof, or arise out of any failure by the Company to fulfill any undertaking included in the Registration Statement, and the Company will, as incurred, reimburse Investor for



                                       8.

any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that the Company shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon (i) an untrue statement made in the Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of Investor specifically for use in preparation of the Registration Statement, (ii) the failure of Investor to comply with the covenants and agreements contained in
Section 6.2 hereof, or (iii) any untrue statement in any Prospectus that is corrected in any subsequent Prospectus that was delivered to Investor prior to the pertinent sale or sales by Investor. The Company will reimburse Investor for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim notwithstanding the absence of a judicial determination as to the propriety and enforceability of the obligations under this Section and the possibility that such payments might later be held to be improper, provided, that (i) to the extent any such payment is ultimately held to be improper, the persons receiving such payments shall promptly refund them and (ii) such persons shall provide to the Company, upon request, reasonable assurances of their ability to effect any refund, when and if due.

                      (b) Investor agrees to indemnify and hold harmless the Company from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which the Company may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (i) an untrue statement made in the Registration Statement in reliance upon and in conformity with written information furnished to the Company by or on behalf of Investor specifically for use in preparation of the Registration Statement, provided, however, that Investor shall not be liable in any such case for any untrue statement included in any Prospectus which statement has been corrected, in writing, by Investor and delivered to the Company before the sale from which such loss occurred, (ii) the failure of Investor to comply with the covenants and agreements contained in Section 6.2 hereof, or (iii) any untrue statement in any Prospectus that is corrected in any subsequent Prospectus that was delivered to Investor prior to the pertinent sale or sales by Investor. Investor will reimburse the Company for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim notwithstanding the absence of a judicial determination as to the propriety and enforceability of the obligations under this Section and the possibility that such payments might later be held to be improper, provided, that (i) to the extent any such payment is ultimately held to be improper, the persons receiving such payments shall promptly refund them and (ii) such persons shall provide to Investor, upon request, reasonable assurances of their ability to effect any refund, when and if due.

                      (c) Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity to be sought against an indemnifying person pursuant to this Section 6.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and the indemnifying person shall have been notified thereof, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified person. After notice from the indemnifying



                                       9.

person to such indemnified person of the indemnifying person's election to assume the defense thereof, the indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate in the reasonable judgment of the indemnified person for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person.

                      (d) If the indemnification provided for in this Section
6.3 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as result of such losses, claims, damages, or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and Investor on the other in connection with the statements or omissions which resulted in such losses, claims, damages or labilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand or Investor on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and Investor agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall not be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this subsection (d), Investor shall not be required to contribute any amount in excess of the amount by which the amount received by Investor from the sale of the Shares to which such loss relates exceeds the amount of any damages which such Investor has otherwise been required to pay by reason of untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                      (e) The obligations of the Company and Investor under this
Section 6.3 shall be in addition to any liability which the Company and Investor may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company or Investor within the meaning of the Securities Act.

               7.     Miscellaneous.

               7.1 Survival of Warranties. The warranties, representations and covenants of the Company and Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing.



                                       10.

               7.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

               7.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

               7.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

               7.6 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

               7.7 Expenses; Attorneys' Fees. The Company and Investor shall each pay all of its own costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the Certificate, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

               7.8 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding, each future holder of all such securities, and the Company.

               7.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

               7.10 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other



                                       11.

party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

                            [Signature Page Follows]

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                     "COMPANY"


                                     ENDOCARE, INC.



                                     By: /s/ PAUL W. MIKUS
                                         ---------------------------------------
                                         Paul W. Mikus, President and Chief
                                         Executive Officer

                                     Address: 7 Studebaker
                                              Irvine, California 92618



                                     "INVESTOR"


                                     THE KAUFMANN FUND, INC.



                                     By: /s/ HANS P. UTSCH
                                         ---------------------------------------
                                         Name:  Hans P. Utsch
                                                --------------------------------
                                         Title: President
                                                --------------------------------

                                         Address: 140 E. 45th Street, 43rd Floor
                                                  New York, New York 10017



                                       13.

                                    EXHIBIT A

                                  RISK FACTORS

               An investment in the Shares involves a high degree of risk. The Investor should carefully review the following risk factors as well as the other available information regarding the Company. Information regarding the Company, including the information set forth below, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Forward-looking statements include statements regarding the Company's development of new products, its ability to market and sell existing products and obtain regulatory approvals, the trends in the markets served by the Company and the Company's ability to meet its liquidity requirements. The Investor is cautioned that all forward-looking statements are subject to risks and uncertainties, including, without limitation, the risks outlined in this section.

LIMITED OPERATING HISTORY; HISTORY OF LOSSES

               The Company has a limited history of operations as an independent operating entity. Since its inception, the Company has engaged primarily in research and development, and the Company has minimal experience in manufacturing, marketing and selling its products in commercial quantities. Additionally, the Company has incurred annual operating losses since its inception, and expects to continue to incur operating losses as new products will require substantial development, clinical, regulatory, manufacturing and other expenditures. As of December 31, 1997, the Company's accumulated deficit was approximately $5.4 million. There can be no assurance that the Company will successfully develop or commercialize its current or future products, that the Company will achieve significant revenues from sales, or that the Company will achieve or sustain profitability in the future. Additionally, successful completion of the Company's development program and its transition to attaining profitable operations is dependent upon achieving a level of revenues adequate to support the Company's cost structure and obtaining additional financing adequate to fulfill its research and development activities to continue refinement of existing products and to develop and commercialize new products.

DECLINING SALES OF EXISTING PRODUCTS; UNCERTAIN MARKET ACCEPTANCE OF THE COMPANY'S NEW PRODUCTS

               Sales of certain of the Company's existing products, including Prolase(R) and Diolase(TM), have declined and are expected to continue to decline over the next few years. Certain of the Company's products, including its CRYOcare Systems, which were introduced in the second quarter of 1996, are in the early stages of development or market introduction. There can be no assurance that any of the Company's products will be accepted by potential customers. The Company's ability to successfully market its CRYOcare System is dependent upon acceptance of cryosurgical procedures in the United States and certain international markets. Although cryosurgery has existed for many years, cryosurgery has not been widely accepted due to cost, competing products and limited reimbursement by third party payers. The acceptance of cryosurgery by the general population also may be affected adversely by its price, concerns relating



                                       14.

to its safety and efficacy, the accepted effectiveness of alternative methods of correcting urological disorders and lack of reimbursement from third party payers. Medicare does not currently reimburse for cryosurgical ablation of the prostate, one of the approved uses of the Company's eight probe CRYOcare System. In addition, any future reported adverse events or other unfavorable publicity involving patient outcomes from the use of cryosurgery, whether from the Company's products or the products of the Company's competitors, could adversely affect acceptance and reimbursement for cryosurgery. Emerging new technologies and procedures to treat cancer, prostate enlargement and other prostate disorders also may adversely affect the market acceptance of cryosurgery. There can be no assurance that the Company's CRYOcare Systems will gain any significant degree of market acceptance among physicians, patients and health care payers.

UNCERTAINTY OF PRODUCT DEVELOPMENT; RISKS RELATED TO CLINICAL TRIALS

               The Company's growth is substantially dependent upon its continued ability to successfully develop, commercialize and market new products. The Company's future products are in varying stages of development. There can be no assurance that the Company will be successful in developing and commercializing new products that achieve market acceptance or that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of new products. There can be no assurance that the Company's products in development will prove to be safe and effective in clinical trials under applicable regulatory guidelines, and clinical trials may identify significant technical or other obstacles that must be overcome prior to obtaining necessary regulatory or reimbursement approvals. Even if a product overcomes these obstacles, the Company's products will not be used unless they present an attractive alternative to other treatments and the clinical benefits to the patient and cost savings achieved through use of the Company's products outweigh the cost of such products. The Company believes that recommendations and endorsements of physicians and patients and reimbursement by health care payers will be essential for market acceptance of its products, and there can be no assurance that any such recommendations, endorsements or reimbursements will be obtained. Failure of the Company to successfully develop, commercialize and market new products or the failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON BOSTON SCIENTIFIC; DISPUTE WITH BOSTON SCIENTIFIC; LIMITED SALES AND MARKETING EXPERIENCE

               The Company has only limited experience marketing and selling its products, and does not have experience marketing and selling its products in commercial quantities. In November 1996, the Company entered into an eight year exclusive distribution agreement whereby Boston Scientific Corporation ("Boston Scientific") agreed to market and distribute the Company's CRYOcare Systems worldwide in the field of urology. The Company is currently in a dispute with Boston Scientific regarding Boston Scientific's performance under the terms of the agreement. The Company has notified Boston Scientific that the Company believes Boston Scientific has failed to perform adequately under its agreement with the Company, but neither party has initiated arbitration or other proceedings in connection with the dispute. The agreement with Boston



                                       15.

Scientific requires that any proceedings in connection with the dispute be conducted through arbitration, and that the party who does not prevail in the arbitration pay the legal fees and expenses of the prevailing party. In the event the dispute with Boston Scientific escalates to arbitration, the Company could incur significant legal fees and expenses and, if the Company does not prevail, it may additionally have to pay the legal fees and expenses of Boston Scientific.

               A result of the dispute with Boston Scientific, whether or not it proceeds to arbitration, may be the termination of the agreement with Boston Scientific. In that case the Company would have to market and distribute its CRYOcare System for urological applications on its own or enter into an agreement with a third party or parties to market and distribute these products, either on an exclusive basis or in conjunction with others. There is no assurance that in the event the Boston Scientific agreement is terminated, the Company can successfully market and distribute these products on its own or that it could find third parties to effectively market or distribute these products. As an alternative to termination of the Boston Scientific agreement, Boston Scientific and the Company may resolve their dispute by renegotiating the terms of the agreement. There is no assurance whether such renegotiation would result in an agreement whose terms are more favorable to the Company than those in the current agreement or whether, as a result of such renegotiation, Boston Scientific's performance would be improved.

               Currently, sales of the CRYOcare System for urological applications are dependent on the marketing efforts of Boston Scientific, and, if the agreement with Boston Scientific remains in place, future sales of the CRYOcare System for urological applications will continue to be dependent on the marketing efforts of Boston Scientific. The Company derives a majority of its revenues from the sales of CRYOcare Systems and expects that sales of CRYOcare Systems will continue to constitute a significant portion of net sales for the foreseeable future. Accordingly, any factor adversely affecting the sales of CRYOcare Systems would have a material adverse effect on the Company's business, financial condition and results of its operations. The current distributorship agreement requires Boston Scientific to purchase a minimum number of products, however, if and when there were a lack of sales as a result of unforeseen regulatory or clinical circumstances relating to a product or failure of the Company to deliver products in a timely manner, the minimum purchase requirements can be renegotiated. If the Boston Scientific agreement is renegotiated, this provision may remain in the agreement, or, a provision similar to this may be a part of any other agreement that is entered into with another distributor other than Boston Scientific.

               Currently, Medicare does not provide reimbursement for cryosurgical ablation of the prostate, one of the approved uses of the Company's eight probe CRYOcare System. The Company believes that to become and remain competitive, it will need to continue to develop third party distribution channels and/or a substantial direct sales force for its new and other products. Establishing marketing and sales capabilities sufficient to support sales in commercial quantities will require significant resources, and there can be no assurance that the Company will be able to recruit and retain direct sales personnel, or that the Company will succeed in establishing and maintaining any third party distribution channels, or that the Company's future sales and marketing efforts will succeed at all. In addition, under the current distribution agreement, Boston Scientific has a right of first refusal to match any offer received by the Company from a third party to purchase the assets related to the CRYOcare System for urological applications, and a right to buy



                                       16.

the assets and technology related to the CRYOcare System for urological applications at purchase dates of twenty-four, thirty-six and forty-eight months after the date that Medicare provides reimbursement for cryosurgical ablation of the prostate, for a purchase price of 1.7, 1.5 and 1.3 times net sales for the product for the preceding twelve months, but not less than $40 million, $50 million and $60 million, respectively. This buyout provision may have the impact of creating a theoretical cap on the value of the CRYOcare System for urological applications and, indirectly, the market value of the Company. If the Boston Scientific agreement is renegotiated, this provision may remain in the agreement, or, a provision similar to this may be a part of any other agreement that is entered into with another distributor other than Boston Scientific.

PRIOR RELIANCE ON MEDSTONE; NEED FOR ADDITIONAL FINANCING

               The Company operated as a division or wholly owned subsidiary of Medstone from its commencement of operations until January 1996 and relied upon Medstone for financial support and for assistance with personnel management and financial administration. The Company anticipates that its need for working capital through the end of 1998 should be satisfied with existing working capital and a $1 million bank line of credit and the current private placement of Common Stock, both of which are expected to close by the end of March 1998. There is no assurance, however, that the line of credit and private placement currently being negotiated will be consummated, or if they are, whether they will be consummated at lesser amounts than anticipated. Insofar as the Company may elect to undertake or accelerate significant research and development projects for new products or may pursue corporate acquisitions, it may require additional outside financing prior to such time. The Company expects that to meet its long-term needs it will need to raise substantial additional funds through the sale of its equity securities, the incurrence of indebtedness or through funds derived through entering into collaborative arrangements with third parties. Any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require the Company to relinquish rights to certain of its technologies, products or marketing territories. The failure of the Company to raise capital when needed could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION; RAPID TECHNOLOGICAL AND INDUSTRY CHANGE

               The Company competes in an established field of surgical device manufacturers, and the competition in this field is intense. Many of the Company's competitors are significantly larger than the Company and have greater financial, technical, research, marketing, sales, distribution and other resources than the Company. Additionally, the Company believes there will be intense price competition for products developed in the Company's markets. There can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products, including drug-based treatments, that are more effective or commercially attractive than any that are being developed or marketed by the Company, or that such competitors will not succeed in obtaining regulatory approval, introducing or commercializing any such products prior to the Company. Such developments could have a material adverse effect on the Company's business, financial condition and results of operations. Further, there can be no assurance that, even if the Company is able to compete successfully, it would do so in a profitable manner. The medical



                                       17.

device industry generally, and the urological disease treatment market in particular, are characterized by rapid technological change, changing customer needs, and frequent new product introductions. The Company's future success will depend upon its ability to develop and introduce new cost effective products in a timely manner. There can be no assurance that the Company's products will not be rendered obsolete as a result of future innovations.

LIMITED MANUFACTURING EXPERIENCE

               The Company has limited experience in producing its products in commercial quantities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. The Company's failure to overcome these manufacturing problems could materially adversely affect the Company's business, financial condition and results of operations. The Company uses a combination of internal manufacturing capacity and third party manufacturers in its manufacturing efforts. Most of the Company's purchased components and processes are available from more than one vendor. However, certain components and processes are currently available from or performed by a single vendor. Any supply interruption from a single source vendor would have a material adverse effect on the Company's ability to manufacture its products until a new source of supply was qualified and, as a result, could have a material adverse effect on the Company's business, financial condition and results of operations. Further, the ability of third party manufacturing sources to deliver components or finished goods will affect the Company's ability to commercialize its products, and the Company's dependence on third party sources may adversely affect the Company's profit margins. Additionally, the Company's success will depend in part upon its ability to manufacture its products in compliance with the FDA's Good Manufacturing Practices ("GMP") regulations and other regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. Failure to increase production volumes in a timely or cost effective manner or to maintain compliance with GMP or other regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON KEY PERSONNEL

               The Company's future success depends to a significant degree upon the continued service of key technical and senior management personnel, including Paul W. Mikus, the President of the Company, none of whom is bound by an employment agreement or covered by an insurance policy of which the Company is the beneficiary. The Company's future success also depends on its continuing ability to attract, retain and motivate highly qualified technical, managerial and sales personnel. The inability to retain or attract qualified personnel could have a material adverse effect upon the Company's business, financial condition and results of operations.

GOVERNMENT REGULATION

               Governmental regulations in the United States and other countries are a significant factor affecting the research and development, manufacture and marketing of the Company's products. In the United States, the United States Food and Drug Administration ("FDA") has broad authority under the Federal Food, Drug and Cosmetic Act and the Public Health Service Act



                                       18.

to regulate the distribution, manufacture and sale of medical devices. Foreign sales of drugs and medical devices are subject to foreign governmental regulation and restrictions which vary from country to country. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive. There can be no assurance that the Company will be able to obtain necessary approvals for clinical testing or for manufacturing or marketing of its products. Failure to comply with applicable regulatory approvals can, among other things, result in fines, suspension of regulatory approvals, product recalls, operating restrictions and criminal prosecution. In addition, governmental regulation may be established which could prevent, delay, modify or rescind regulatory approval of the Company's products. There can be no assurance that any such position by the FDA, or change of position by the FDA, would not adversely impact the Company's business, financial condition or results of operations. Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the Company's products may be marketed. In addition, to obtain such approvals, the FDA and foreign regulatory authorities may impose numerous other requirements on the Company. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. There can be no assurance that the Company will be able to obtain regulatory approvals for its products on a timely basis or at all, and delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY RELATING TO THIRD PARTY REIMBURSEMENT

               In the United States, health care providers, such as hospitals and physicians, that purchase medical devices such as the Company's products, generally rely on third party payers, principally Federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of medical procedures involving the Company's products. Currently, Medicare does not reimburse for cryosurgical ablation of the prostate, one of the approved uses of the Company's eight probe CRYOcare System. Without such reimbursement, market acceptance and use of the product will be limited and may adversely affect the Company's revenues from sales of the product. There can be no assurance that the cost of medical procedures involving the Company's products will be reimbursed by Medicare or other governmental, insurance or third party payers. In addition, the Company anticipates that in a prospective payment system, such as the DRG system utilized by Medicare, and in many managed care systems used by private health care payers, the cost of the Company's products will be incorporated into the overall cost of the procedure and that there will be no separate, additional reimbursement for the Company's products. Separate reimbursement for the Company's products is not expected to be available in the United States and there can be no assurance that reimbursement for the Company's products will be available in international markets under either governmental or private reimbursement systems. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payers, particularly to the extent any such changes affect reimbursement for procedures in which the Company's products are used. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payers for procedures involving the Company's products, or adverse changes in governmental and private third party payers' policies toward reimbursement for such procedures,



                                       19.

could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO ACQUISITIONS

               As part of its strategy to develop and market its products, the Company may acquire a business or businesses that the Company believes might enhance and speed up the development of its products through clinical trials, such as a surgical center or related company that would use the Company's products in clinical applications. There is no assurance, however, that the Company will be able to identify suitable acquisition candidates, or, if it identifies such candidates, that it would be able to consummate the acquisition of such candidates. Furthermore, there is no assurance that if the Company acquires a suitable acquisition candidate, the Company will be able to effectively integrate the operations of the company acquired into the operations of the Company, or effectively utilize the company acquired to develop and market the Company's products. The failure to integrate an acquired company into the operations of the Company may cause a drain on the financial and managerial resources of the Company, and thereby materially adversely effect the financial results of operations of the Company.

PRODUCT LIABILITY AND RECALL RISKS

               The manufacture and sale of medical products entails significant risk of product liability claims or product recalls. There can be no assurance that the Company's existing insurance coverage limits are adequate to protect the Company from any liabilities it might incur in connection with the clinical trials or sales of its products. In addition, the Company may require increased product liability coverage as its products are commercialized. Such insurance is expensive and in the future may not be available on acceptable terms, if at all. A successful product liability claim or series of claims brought against the Company in excess of its insurance coverage, or a recall of the Company's products, could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY RELATED TO HEALTH CARE REFORM

               Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. The Company anticipates that Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private purchasing groups, price controls and other fundamental changes to the health care delivery system. Legislative debate is expected to continue in the future, and market forces are expected to demand reduced costs. The Company cannot predict what impact the adoption of any Federal or state health care reform measures, future private sector reform or market forces may have on its business.



                                       20.

DEPENDENCE ON PATENT AND PROPRIETARY RIGHTS

               The Company's success will depend in part on its ability to secure and protect intellectual property rights relating to its technology. While the Company believes that the protection of patents or licenses is important to its business, it also relies on trade secrets, know-how and continuing technological innovation to maintain its competitive position. No assurance can be given that the Company's patent applications will be approved, that the Company will develop any additional proprietary products that are patentable and/or that any issued patents will provide the Company with a competitive edge or will not be challenged by any third parties. No assurance can be given that the Company's processes or products will not infringe patents or proprietary rights of others or that any license required would be made available under any such patents or proprietary rights, on terms acceptable to the Company or at all. From time to time, the Company has received correspondence alleging infringement of proprietary rights of third parties. No assurance can be given that any relevant claims of third parties would not be upheld as valid and enforceable, and therefore that the Company could be prevented from practicing the subject matter claimed or would be required to obtain licenses from the owners of any such proprietary rights to avoid infringement. The Company seeks to preserve the confidentiality of its technology by entering into confidentiality agreements with its employees, consultants, customers, and key vendors and by other means. No assurance can be given, however, that these measures will prevent the unauthorized disclosure or use of such technology.

LIQUIDITY

               The Company Common Stock began trading on the Nasdaq SmallCap Market on February 28, 1997. Between February 20, 1996 and February 28, 1997, the Common Stock traded on the Nasdaq electronic bulletin board. As a result, the Common Stock has a limited trading history. If the Company is unable to maintain the standards for quotation on the Nasdaq Small Cap Market, the ability of investors to resell their shares after registration with the Securities and Exchange Commission may be limited. In addition, the Company's securities may be subjected to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. This could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's securities and the ability of holders of the Company's securities to sell their securities in the secondary market. There can be no assurance regarding the price at which the Company Common Stock will trade. The market prices for securities of emerging companies have historically been highly volatile. Future announcements concerning the Company or its competitors, including the Company's operating results, technological innovations or new commercial products, corporate collaborations, government regulations, developments concerning proprietary rights, litigation or public concern as to safety of the Company's products, as well as investor perception of the Company and industry and general economic and market conditions, may have a significant impact on the market price of the Company's Common Stock. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general and small capitalization, high technology companies in particular, and are often unrelated to their operating performance.



                                       21.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

               Future sales of Common Stock (including shares issued upon the exercise of outstanding options and warrants) could materially adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company would deem appropriate. As of February 28, 1998, the Company had 8,379,396 shares of Common Stock outstanding, all of which may be freely traded. In addition, as of February 28, 1998 warrants to purchase 382,497 shares of Common Stock were outstanding. Also, as of February 28, 1998 stock options to purchase 1,866,480 shares of Common Stock had been granted under the Company's stock option plans, subject to various vesting schedules. Stock options to purchase an additional 233,520 shares of Common Stock may be issued by the Company from time to time under such option plans and up to 250,000 shares of Common Stock may be purchased under the Company's Employee Stock Purchase Plan. An aggregate of 2,000,000 shares of Common Stock may be issued under the Company's 1995 Stock Plan, 150,000 shares of Common Stock may be issued under the Company's 1995 Director Option Plan and up to 250,000 shares of Common Stock may be issued under the Company's Employee Stock Purchase Plan. The Company anticipates receiving shareholder approval to amend and restate the 1995 Stock Plan to increase the number of shares reserved for issuance thereunder by 1,000,000 shares. Exercise of these options or warrants may result in substantial dilution to investors. In addition, the Company has granted certain shareholders and warrantholders piggyback registration rights with respect to 357,497 shares of Common Stock.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS; POSSIBLE NEGATIVE EFFECT ON STOCK PRICE

               Certain provisions of the Company's Certificate of Incorporation and the Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. For example, certain of these provisions allow the Company to issue Preferred Stock without any vote or further action by the shareholders, eliminate the ability of shareholders to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it more difficult for shareholders to take certain corporate actions and may have the effect of delaying or preventing a change in control of the Company.



                                       22.